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                                                            EXHIBIT 2
                                                            ---------

                         HYDRON TECHNOLOGIES, INC.
                               Harvey Tauman
                           President and Chairman


                               July 28, 1997


Mr. Richard Banakus
Mr. Hugues Lamotte
c/o Jeffrey R. Mann, Esq.
Rubin Baum Levin Constant & Friedman
30 Rockefeller Plaza
New York, New York  10112

Dear Richard and Hugues:

    This letter will set forth the agreement between Hydron Technologies, Inc. (the "Company") and the group of shareholders identified in the Schedule 13D filed on June 3, 1997 with the Securities and Exchange Commission (the "Group") with respect to the Group ownership of shares of the Company's common stock.

    The Company and the Group agree as follows:

    1. Certain members of the Group, namely Richard Banakus, Ira Alpert, Donald Bakalor and Bernard D. Gold, are hereby withdrawing their demand made in a letter to the Company dated July 14, 1997 (the "Request Letter") that certain of the Company's records be made available to them pursuant to
Section 624 of the New York Business Corporation Law and pursuant to New York common law. The Company will promptly refund the sum of $1,700 which was sent to it under cover of a letter dated July 21, 1997 from your counsel, Jeffrey R. Mann, Esq. of Rubin Baum Levin Constant & Friedman.

    2. Prior to August 15, 1997, neither the Group nor any of its members, directly or indirectly, will make any demand on the Company for any list of shareholders and related materials, or for any other books or records previously sought pursuant to the Request Letter, pursuant to state or federal law, or otherwise. If, on or after August 15, 1997, the Group or any of its members makes a proper demand for such documents, then the Company will furnish such documents as it is required to provide.

    3. The Company will not hold its 1997 Annual Meeting of shareholders, or any other meeting of shareholders at which directors may be elected, prior to October 1, 1997.

    4. On or before August 20, 1997, the Company will notify your counsel, Mr. Mann, of the date on which the Company's 1997 Annual Meeting of Shareholders will be held, which date shall not be prior to October 1, 1997 nor later than December 19, 1997.

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    By your signatures below, please confirm that you and other members of the Group agree with the foregoing.

                                  Very truly yours,

                                  HYDRON TECHNOLOGIES, INC.


                                  By:  /s/ Harvey Tauman
                                  -------------------------------
                                       Harvey Tauman,
                                       President and Chairman


Agreed to on Behalf of
Themselves and the Other
Members of the Group:


/s/ Richard Banakus
------------------------------
Richard Banakus



/s/ Hugues Lamotte
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Hugues Lamotte



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